Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067, 333-185350 and 333-218242 on Form S-8 of our report dated February 28, 2017 (August 10, 2017 as to Note 18), relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries for the year ended December 31, 2016, appearing in this Current Report on Form 8-K.

 /s/ Deloitte & Touche LLP

Chicago, Illinois

August 10, 2017